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                                     [LETTERHEAD]


CONTACT:

UNITED HEALTHCARE                            HEALTHPARTNERS OF
Susan Busch                                  ARIZONA
Director, Media & Public Relations           Steve Feinberg
(612) 936-1932                               (602) 664-2625

UNITED HEALTHCARE                            TMC HEALTHCARE
Phil Soucheray                               Jack Jewett
Manager, Media & Public Relations            (520) 324-2149
(612) 936-7301
                                             SAMARITAN HEALTH SYSTEM
                                             Dan Green
                                             (602) 495-4702

                                             ARIZONA PHYSICIANS IPA
                                             Jack Nock
                                             (602) 664-5200


(FOR IMMEDIATE RELEASE)


               UNITED HEALTHCARE SIGNS DEFINITIVE AGREEMENT TO PURCHASE
                              HEALTHPARTNERS OF ARIZONA


MINNEAPOLIS, Minn., PHOENIX, Az., and TUCSON, Az. (June 11, 1998) -- United HealthCare Services, Inc., a subsidiary of United HealthCare Corporation (NYSE:UNH) and HealthPartners of Arizona, Inc. (HPA) announced that they have reached a definitive agreement under which United HealthCare Services, Inc. will acquire HPA. The sale is subject to regulatory approvals and is expected to close this fall. Terms of the cash transaction were not disclosed at this time.

     The sale includes the following HPA subsidiaries: HealthPartners Health Plans, Inc.; Arizona Physicians IPA, Inc., an Arizona Health Care Cost Containment System (AHCCCS) Health Plan; HealthPartners Administrators, Inc.; and HealthPartners Insurance Company.


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     In 1995, Southern Arizona Independent Physicians, Inc. and the wholly-owned managed care subsidiaries of Samaritan Health System and TMC HealthCare merged to create HPA, a holding company owned by TMC HealthCare, Samaritan Health
System and the Southern Arizona Independent Physicians Trust. HPA is not affiliated in any way with HealthPartners, Inc., a Minnesota-based managed care organization.

     HealthPartners of Arizona has been the fastest growing managed care company in Arizona. The combination of HealthPartners Health Plans and Arizona Physicians IPA, together with United HealthCare's existing Arizona plan, will serve more than 680,000 Arizonans in Phoenix, Tucson, and throughout the state.

     "United HealthCare is committed to building on the success of HealthPartners and Arizona Physicians IPA in serving the needs of their local markets," said Jeannine Rivet, chief executive officer, United HealthCare Health Plans. "We have the resources to sustain the plan's rapid growth and invest in improved systems and infrastructure, as well as the capabilities and services to deliver added value to members, providers and customers. Our intent is to work closely with the two hospital sellers going forward."

     United HealthCare and HealthPartners Health Plans offer complementary products and services that emphasize choice, access and value for consumers.
For example, United HealthCare helped pioneer open access health plans that allow members to see physicians and specialists without a referral and will have nearly 4 million members enrolled in open access plans by year-end. HealthPartners Health Plans was the first health plan to offer a form of open access product in Arizona.

     HealthPartners of Arizona owners cited the strong strategic and qualitative fit between the companies. "We considered factors including commitment to quality, continuity of HealthPartners' provider networks, local management, community involvement, competitive pricing, innovative products and customer service before selecting United HealthCare," said Darrell Thorpe, M.D., president and CEO, TMC HealthCare.


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     "We are dedicated to ensuring a smooth transition so that our members, providers and customers enjoy the same high level, local customer service they enjoyed from HealthPartners," said James C. Crews, president and CEO, Samaritan Health System and HealthPartners.

     United HealthCare Corporation (www.unitedhealthcare.com) is a diversified health care management company that provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. United HealthCare is organized into six business segments:
Health Plans, Retiree and Senior Services, Strategic Business Services, Insurance Services, Specialized Care Services and Knowledge and Information.


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EDITOR'S NOTE: HEALTHPARTNERS OF ARIZONA MEMBERS MAY CALL 1-888-290-4747 IF THEY
WOULD LIKE MORE INFORMATION ABOUT THIS ANNOUNCEMENT.